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                                                               EXHIBIT 4.2

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                              PARTICIPATE.COM, INC.

                       945 WEST GEORGE STREET, THIRD FLOOR
                          CHICAGO, ILLINOIS 60657-5007

                AMENDED AND RESTATED STOCKHOLDER RIGHTS AGREEMENT

                                 MARCH 28, 2000















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                                TABLE OF CONTENTS
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SECTION 1. Registration Rights...............................................................2

         1.1      Certain Definitions........................................................2
         1.2      Restrictive Legend.........................................................3
         1.3      Restrictions on Transfer; Notice of Proposed Transfers.....................4
         1.4      Request for Registration...................................................4
         1.5      Company Registration.......................................................6
         1.6      Registration on Form S-3...................................................7
         1.7      Limitations on Subsequent Registration Rights..............................9
         1.8      Expenses of Registration...................................................9
         1.9      Registration Procedures....................................................9
         1.10     Indemnification...........................................................10
         1.11     Information by Holder.....................................................12
         1.12     Rule 144 Reporting........................................................12
         1.13     Assignment of Registration Rights.........................................13
         1.14     Standoff Agreement........................................................13
         1.15     Termination of Registration Rights........................................13

SECTION 2. Covenants........................................................................13

         2.1      Financial Information.....................................................13
         2.2      Inspection Rights.........................................................14
         2.3      Confidential Information and Assignment of Inventions Agreement...........15
         2.4      Key Employee Insurance....................................................15
         2.5      Stock Vesting.............................................................15
         2.6      Directed Shares Upon the Company's IPO....................................15
         2.7      Investor Indemnification..................................................15
         2.8      Approval of Expansion of Option Pool......................................17
         2.9      Expenses of Directors.....................................................17
         2.10     Termination of Covenants..................................................17

SECTION 3. Confidential Information.........................................................17

         3.1      Confidential Business Information.........................................18

SECTION 4. Right of First Refusal...........................................................18

         4.1      Right of First Refusal on New Issuances...................................18
         4.2      Company Right of First Refusal............................................20

SECTION 5. Right of First Refusal Regarding Founder Stock...................................22

         5.1      Grant of Right of First Refusal...........................................22
         5.2      Notice of Intended Disposition............................................22


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                                TABLE OF CONTENTS
                                   (CONTINUED)

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         5.3      Exercise of Right by Company..............................................22
         5.4      Non-Exercise of Company's Right...........................................23
         5.5      Exercise of Right by the Purchasers.......................................23
         5.6      Non-Exercise of Right.....................................................23
         5.7      Termination of Right of First Refusal.....................................23

SECTION 6. Co-Sale Rights in Sales by the Founder...........................................23

         6.1      Grant of Co-Sale Rights...................................................23
         6.2      Payment of Proceeds.......................................................24
         6.3      Non-Exercise..............................................................24
         6.4      Prohibited Transfers......................................................24
         6.5      Termination of Co-Sale Right..............................................25

SECTION 7. Exempt Transfers.................................................................25

         7.1      Permitted Transactions....................................................25

SECTION 8. Board Representation.............................................................26

         8.1      Voting of Shares..........................................................26
         8.2      Termination of Board Representation.......................................26

SECTION 9. Legend Requirement...............................................................26

         9.1      Legend....................................................................26
         9.2      Removal...................................................................27

SECTION 10. Miscellaneous...................................................................27

         10.1     Governing Law.............................................................27
         10.2     Termination...............................................................27
         10.3     Survival..................................................................27
         10.4     Successors and Assigns....................................................27
         10.5     Entire Agreement; Amendment...............................................27
         10.6     Notices, etc..............................................................28
         10.7     Delays or Omissions.......................................................28
         10.8     Counterparts..............................................................28
         10.9     Severability..............................................................28
         10.10    Aggregation...............................................................28
         10.11    Titles and Subtitles......................................................28
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                              PARTICIPATE.COM, INC.

                AMENDED AND RESTATED STOCKHOLDER RIGHTS AGREEMENT

         This Amended and Restated Stockholder Rights Agreement (the "AGREEMENT") is made as of March 28, 2000 between Participate.com, Inc., a Delaware corporation (the "COMPANY"), the Purchasers of the Company's Series C Preferred Stock (the "SERIES C PREFERRED") listed on the attached Schedule A (each of which is referred to as a "SERIES C PURCHASER"), the purchasers of the Company's Series B Preferred Stock (the "SERIES B PREFERRED") listed on the attached Schedule B (each of which is referred to as a "SERIES B PURCHASER"), certain holders of Common Stock which were also purchasers of the Company's Series A Preferred Stock listed on the attached Schedule C (each of which is referred to as a "SERIES A PURCHASER") Erika Kereks and David Greer, who are employees of the Company (each of whom is referred to as an "EMPLOYEE STOCKHOLDER") and Alan K. Warms (the "FOUNDER").

         The Series C Purchasers, the Series B Purchasers and the Series A Purchasers are collectively referred to as the "PURCHASERS". The Purchasers and the Employee Stockholders are collectively referred to as the "STOCKHOLDERS".

         The Purchasers agree to be bound by all of the terms and conditions of this Agreement. The Founder is a party to this Agreement for purposes of Sections 1.1, 1.5, 1.8 through 1.15, 4, 5, 6, 7, and 8 only. The Employee Stockholders are parties to this Agreement for purposes of Sections 4.2, 6, 7, and 10 only (provided that Mr. Greer is also a party to the other provisions of this Agreement as a Purchaser).

                                   BACKGROUND
                                   ----------

         In order to induce the Company to enter into the Purchase Agreement and to induce the Purchasers to invest funds in the Company pursuant to the Purchase Agreement, the Purchasers, the Company and the Founder agree that this Agreement shall govern the rights of the Purchasers to cause the Company to register shares of Common Stock issuable to Purchasers and certain other matters as set forth in this Agreement. Further, to induce the Employees to enter into the Amended Employment Agreements, the Employee Stockholders, Purchasers, the Company and the Founder desire to amend and restate in full the Stockholder Rights Agreement, dated September 17, 1999, which governs certain rights of the Stockholders.

         NOW, THEREFORE, the parties agree as follows:

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                                   SECTION 1.

                               REGISTRATION RIGHTS

         1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

         "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

         "CONVERSION STOCK" means (i) the Common Stock issued or issuable pursuant to conversion of the Series B Preferred, (ii) Common Stock issued or issuable pursuant to conversion of the Series C Preferred, (iii) Common Stock held by the Series A Purchasers and (iv) for purposes of Sections 1.5 and 1.8 through 1.15 only, Common Stock held by the Founder.

         "HOLDER" shall mean (i) any Purchaser holding Registrable Securities (including Series B Preferred and Series C Preferred), (ii) any person holding Registrable Securities to whom the rights under this Section 1 have been transferred in accordance with Section 1.13 and (iii) with respect to Sections
1.5 and 1.8 through 1.15 only, "Holder" shall also be deemed to mean any Founder.

         "INITIATING HOLDERS" shall mean Holders in the aggregate of greater than fifty percent (50%) of the Registrable Securities.

         "PREFERRED STOCK" shall mean the Series B Preferred and the Series C Preferred.

         "REGISTRABLE SECURITIES" means (i) the Conversion Stock and any Common Stock of the Company issued or issuable in respect of the Conversion Stock upon any stock split, stock combination, stock dividend, recapitalization, or similar event (each, a "RECAPITALIZATION"), or any Common Stock otherwise issuable with respect to the Conversion Stock and (ii) with respect to Sections 1.5 and 1.8 through 1.15 only, the Common Stock held by the Founder and his permitted transferees under Section 1.13; PROVIDED, HOWEVER, that shares of Common Stock or other securities shall only be treated as Registrable Securities under clauses (i) and (ii) above if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold or are, in the opinion of counsel to the Company, available for sale in a single transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

         The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

         "REGISTRATION EXPENSES" shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 1.4, 1.5 and
1.6 hereof, including, without limitation,

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all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and one special counsel for the Holders (not to exceed $25,000), blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

         "RESTRICTED SECURITIES" shall mean the securities of the Company required to bear the legend set forth in Section 1.2 hereof.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "SELLING EXPENSES" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.

         "SERIES B CLOSING DATE" shall mean the date of the first purchase and sale of Series B Preferred pursuant to the Series B Preferred Stock Purchase Agreement.

         1.2 RESTRICTIVE LEGEND. Each certificate representing (i) the Series A Preferred, (ii) the Series B Preferred, (iii) the Series C Preferred, (iv) the Conversion Stock and (v) any other securities issued in respect of the Series A Preferred, Series B Preferred, Series C Preferred or the Conversion Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section
1.3 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

         THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION AND HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND UNTIL THEY HAVE FIRST BEEN REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAW, UNLESS AN OPINION OF COUNSEL ACCEPTABLE TO PARTICIPATE.COM, INC. THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED HAS BEEN OBTAINED.

                  Each Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Series A Preferred, Series B Preferred, Series C Preferred or the Common Stock in order to implement the restrictions on transfer established in this Section 1.

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         1.3 RESTRICTIONS ON TRANSFER; NOTICE OF PROPOSED TRANSFERS. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 1.3.
Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than (i) a transfer not involving a change in beneficial ownership, (ii) in transactions involving the distribution without consideration of Restricted Securities by the Holder to any of its partners, members or retired partners or members, or to the estate of any of its partners, members or retired partners or members, or family member or trust for the benefit of such holder, (iii) any transfer by any Holder to (A) any individual or entity controlled by, controlling, or under common control with, such Holder or (B) any individual or entity with respect to which such Holder (or any person controlled by, controlling, or under common control with, such Holder) has the power to direct investment decisions, or (iv) in transactions in compliance with Rule 144), and unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied, at such holder's expense by either (i) if reasonably requested by the Company, a written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or
(ii) a "no action" letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. The Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section
1.2 above, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provision of the Securities Act. The Purchasers will cause any proposed purchaser, assignee, transferee or pledgee of any shares held by the Purchasers to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 1.

         1.4 REQUEST FOR REGISTRATION.

                  (a) REQUEST FOR REGISTRATION. If the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with respect to not less than that number of shares of Registrable Securities which would result in an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least Five Million Dollars ($5,000,000), the Company will:

                      (1) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

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                      (2) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company;

                  (b) EXCEPTIONS TO REQUEST FOR REGISTRATION. The Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.4:

                      (1) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                      (2) Prior to three (3) years after the Series B Closing Date;

                      (3) During the period starting with the date thirty (30) days prior to the Company's estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, a registration statement pertaining to the Company's initial public offering; PROVIDED THAT (i) the Company delivers a notice to the Initiating Holders within ten (10) days of any written request from such Initiating Holders of its intent to file a registration statement within thirty (30) days and (ii) the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and that the Company's estimate of the date of filing of such registration statement is made in good faith;

                      (4) After the Company has effected two (2) such registrations pursuant to this Section 1.4(a), and such registrations have been declared or ordered effective;

                      (5) If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to register, qualify or comply under this Section 1.4 shall be deferred for a period not to exceed ninety (90) days from the date of receipt of written request from the Initiating Holders; PROVIDED THAT the Company may not exercise this deferral right more than once per twelve (12) month period.

                      Subject to the foregoing clauses (1) through (5), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of the request or requests of the Initiating Holders.

                  (c) UNDERWRITING. In the event that a registration pursuant to this Section 1.4 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to
Section 1.4(a)(1). In such event, the right of any Holder to registration pursuant to this Section 1.4 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 1.4, and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

                      The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders, but subject to the Company's reasonable approval. Notwithstanding any other provision of this Section 1.4, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement; PROVIDED HOWEVER, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from such underwriting and registration. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

                      If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration.

         1.5 COMPANY REGISTRATION.

                  (a) NOTICE OF REGISTRATION. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a Commission Rule 145 transaction, the Company will:

                      (1) promptly give to each Holder written notice thereof;
and

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                      (2) include in such registration (and any related
qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder.

                  (b) UNDERWRITING. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.5(a)(1). In such event the right of any Holder to registration pursuant to this Section 1.5 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.5, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter and the Company may reduce the Registrable Securities to be included in such registration to the extent the underwriters deem necessary but in no event shall the amount of securities of the Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering unless the offering is the Company's first bona fide, firmly underwritten pubic offering of its common stock registered under the Securities Act (an "IPO"). If the number of Registrable Securities to be included in such registration is reduced according to this Section 1.5(b), then no holder of the Company's securities may sell securities in such registration except for the Holders, if any, who exercise their right to request registration pursuant to
Section 1.4. The Company shall so advise all Holders and other holders distributing their securities through such underwriting and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all the Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holder at the time of filing the Registration Statement. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or holder to the nearest 100 shares. If any Holder or holder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

                  (c) RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated by it under this
Section 1.5 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

         1.6 REGISTRATION ON FORM S-3.

                  (a) REGISTRATION ON FORM S-3. If any Holder or Holders of Registrable Securities request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Securities the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed $500,000, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder or Holders may reasonably request. The Company shall inform other Holders of the proposed registration and offer them the opportunity to participate. The substantive provisions of Section 1.4(c) shall be applicable to each registration initiated under this Section 1.6.

          (b) EXCEPTIONS TO REGISTRATION ON FORM S-3. The Company shall not be obligated to take any action pursuant to this Section 1.6:

               (1) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

               (2) If the Company has already effected one (1) registration pursuant to this Section 1.6 in the prior twelve (12) month period;

               (3) If the Company, within ten (10) days of the receipt of the request of the Initiating Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within sixty (60) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities), provided that the Company's estimate of the date of filing of such registration statement is made in good faith;

               (4) During the period starting with the date thirty (30) days prior to the Company's estimated date of filing of, and ending on the date three (3) months immediately following, the effective date of any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), PROVIDED THAT the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

               (5) If the Company shall furnish to such Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its shareholders for registration statements to be filed in the near future, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed one hundred and twenty (120) days from the receipt of the request to file such registration by such Holder; PROVIDED THAT the Company may not exercise this deferral right more than once per twelve (12) month period.

     1.7 LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the Series B Closing Date, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder registration rights on a parity with or senior to those granted to the Holders hereunder.

     1.8 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with all registrations pursuant to Sections 1.4, 1.5 and 1.6 shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered.

     1.9 REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

               (a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred eighty (180) days or until the distribution described in the Registration Statement has been completed.

               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

               (c) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus, in conformity with the Securities Act, and such other documents as such Holders and underwriters may reasonably request in order to facilitate the public offering of such securities.

               (d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such state securities or other securities laws of such jurisdictions as shall be reasonably requested by the Holders; PROVIDED THAT the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

              (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

               (g) Use its reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

     1.10      INDEMNIFICATION.

               (a) The Company will indemnify each Holder, each of its officers, directors, members and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities law or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, qualification or compliance, and within a reasonable period the Company will pay as incurred to each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; PROVIDED THAT the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished expressly for use in connection with such registration to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein.

               (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of
Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and within a reasonable period will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Holder under this subsection (b) shall be limited in an amount equal to the net proceeds such Holder received for the shares sold by such Holder, unless such liability arises out of or is based on willful misconduct by such Holder.

               (c) Each party entitled to indemnification under this Section
1.10 (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses (in which case, fees and expenses for counsel for Indemnified Party shall be paid by the Indemnifying Party). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

               (d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other, in connection with the acts or omissions that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; PROVIDED, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

     1.11 INFORMATION BY HOLDER. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

     1.12 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

               (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

               (b) Use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

               (c) So long as a Holder owns any Restricted Securities, to furnish to such Holder, forthwith upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company's
IPO), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

     1.13 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a general partner, limited partner, retired partner, member or retired member of a Holder, (b) is a Holder's family member or trust for the benefit of an individual Holder, (c) any transfer by any Holder to (A) any individual or entity controlled by, controlling, or under common control with, such Holder or (B) any individual or entity with respect to which such Holder (or any person controlled by, controlling, or under common control with, such Holder) has the power to direct investment decisions, or (d) acquires at least 100,000 shares of Registrable Securities (as adjusted for any Recapitalizations with respect to such shares); PROVIDED, HOWEVER, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

     1.14 STANDOFF AGREEMENT. In connection with the Company's IPO, the Holder agrees, upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the underwriters PROVIDED THAT all officers, directors and holders of at least one percent (1%) of the outstanding capital stock of the Company agree to be similarly bound.

     1.15 TERMINATION OF REGISTRATION RIGHTS. The registration rights granted pursuant to this Section 1 shall terminate as to each Holder upon the earlier of (i) the fifth anniversary of the closing of the Company's IPO or (ii) at such time all Registrable Securities held by such Holder may, in the opinion of counsel to the Company (which opinion shall be addressed and rendered to Holder), be sold within a given three (3) month period pursuant to Rule 144, provided the Company has completed its IPO, is subject to the reporting requirements of the Exchange Act and its common stock is traded on a national exchange or Nasdaq.

                                   SECTION 2.

                                    COVENANTS

     2.1       FINANCIAL INFORMATION.

               (a) Within ninety (90) days after the end of each fiscal year, the Company shall deliver to each Purchaser who continues to hold any shares of Series B or C Preferred or Conversion Stock audited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal year, and audited consolidated statements of income and consolidated statements of changes in financial position of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles, all in reasonable detail. Within forty-five (45) days after the end of each fiscal quarter, the Company shall deliver to each Purchaser who continues to hold any shares of Series B or C Preferred or Conversion Stock, unaudited quarterly financial statements of the Company and its subsidiaries, if any, as of the end of such fiscal quarter prepared in accordance with GAAP. The audited financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

               (b) The Company shall deliver to each Purchaser who continues to hold at least 200,000 shares of (i) Series B Preferred, (ii) Series C Preferred and/or (iii) Common Stock issued or issuable pursuant to conversion of the Series B Preferred or Series C Preferred (each appropriately adjusted for any Recapitalizations with respect to such shares) (each, a "MAJOR INVESTOR") the following:

                    (1) within thirty (30) days of the end of each month, an unaudited monthly report including a balance sheet, a profit or loss statement and a statement of cash flows for and as of the end of such month, in reasonable detail, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made; and

                    (2) within thirty (30) days prior to the end of each fiscal year, a budget for the next fiscal year.

               (c) The rights granted pursuant to this Section 2.1 may not be assigned or otherwise conveyed by the Purchasers or by any subsequent transferee of any such rights without the prior written consent of the Company except as authorized in this Section 2.1(c). After giving notice to the Company, the Purchasers, without the Company's consent, may assign the rights granted pursuant to this Section 2.1 to any transferee, other than a competitor of the Company, who acquires Series B and/or Series C Preferred convertible into at least an aggregate of 200,000 shares of the Company's Common Stock (appropriately adjusted for any Recapitalizations with respect to such shares).

     2.2 INSPECTION RIGHTS. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; PROVIDED, HOWEVER, that the Company shall not be obligated under this Section 2.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

     2.3  CONFIDENTIAL INFORMATION AND ASSIGNMENT OF INVENTIONS AGREEMENT.

               (a) The Company shall require each future employee of the Company, as a condition of employment of such employee, to execute and deliver a confidential information and assignment of inventions agreement in such form as shall be approved by the Board of Directors.

               (b) The Company shall require each future consultant of the Company, as a condition to the engagement of such consultant, to execute and deliver a confidential information and assignment of inventions agreement in such form as shall be approved by the Board of Directors.

     2.4 KEY EMPLOYEE INSURANCE. The Company has as of the date hereof or shall within ninety (90) days of the date hereof, use its best efforts to obtain from financially sound and reputable insurers term life insurance on the life of Alan K. Warms in the amount of $1,000,000, except as otherwise decided in accordance with policies adopted by the Board of Directors. The Company will cause to be maintained the term life insurance required by this
Section 2.4, except as otherwise decided in accordance with policies adopted by the Board of Directors. Such policies shall name the Company as loss payee and shall not be cancelable by the Company without prior approval of the Board of Directors.

     2.5 STOCK VESTING. Unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (i) twenty five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person's services commencement date with the Company, and (ii) seventy five percent (75%) of such stock shall vest monthly over the remaining three (3) years. With respect to any shares of stock purchased by any such person, the Company's repurchase option shall provide that upon such person's termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person.

     2.6 DIRECTED SHARES UPON THE COMPANY'S IPO. In connection with the Company's IPO, the Company will use commercially reasonable efforts to direct
(i) 3.75% of the shares sold in such offering to the designees of InterWest Partners, TL Ventures and CEA Capital (to be split equally among them) and
(ii) 1.25% of the shares sold in such offering to Diamond Technology Partners, Incorporated and DTP Investments, LLC (to be split equally between them)(the "DIRECTED SHARE PARTICIPANTS"), provided that, with respect to both clauses (i) and (ii), such entities continue to hold at least 400,000 shares of Preferred Stock or Conversion Stock (appropriately adjusted for any Recapitalizations with respect to such shares).

     2.7  INVESTOR INDEMNIFICATION.

               (a) The Company shall indemnify and hold harmless each Purchaser (each, a "PURCHASER INDEMNITEE") from and against all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement and expenses (including, without limitation, attorneys' fees and disbursements) relating to or arising out of any claim, demand or cause of action asserted by any third party as a result of any of the transactions contemplated by this Agreement, the Series B Preferred Stock Purchase Agreement and the Series C Preferred Stock Purchase Agreement by and among the Company and any of the Purchasers (the "PURCHASE AGREEMENT") (including, without limitation, acts or omissions since the commencement of the negotiations leading to such transactions); PROVIDED, HOWEVER, that the indemnification provided hereby shall not extend to costs, damages, judgment, amounts paid in settlement and expenses directly and primarily attributable to activities of a Purchaser Indemnitee which do not involve any wrongful act or omission of the Company or any of its directors, officers, employees, agents or representatives.

               (b) The Company shall reimburse the Purchaser Indemnitee for all out-of-pocket expenses (including attorneys' fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) whether or not a Purchaser Indemnitee is a party thereto. If a Purchaser Indemnitee makes a claim hereunder for payment or reimbursement of expenses, such expenses shall be paid or reimbursed promptly upon receipt of appropriate documentation relating thereto even if the Company reserves the right to dispute whether this Agreement requires the payment or reimbursement of such expenses.

               (c) A Purchaser Indemnitee seeking indemnification hereunder shall give written notice to the Company of any claim with response to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; PROVIDED THAT the failure of any Purchaser Indemnitee to give notice as provided herein shall not relieve the Company of its obligations under this Section 2.7 unless the Company shall have been materially prejudiced by the failure of Purchaser Indemnitee to make such notification. In case any such action, suit, claim or proceedings is brought against Purchaser Indemnitee, the Company shall be entitled to participate in the defense thereof and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to Purchaser Indemnitee, and after notice from the Company of its election so to assume the defense thereof, the Company will not be liable to such Purchaser Indemnitee under this Section 2.7 for any legal or other expense subsequently incurred by such Purchaser Indemnitee in connection with the defense thereof; PROVIDED THAT (i) if the Company shall elect not to assume the defense of such claim or action or (ii) if Purchaser Indemnitee reasonably determines that there may be a conflict between the positions of the Company and of Purchaser Indemnitee in defending such claim or action, then separate counsel shall be entitled to participate in and conduct the defense, and the Company shall be liable for any legal or other expenses incurred by Purchaser Indemnitee in connection with the defense; PROVIDED THAT in no event shall the Company be required to pay the fees or expenses of more than one counsel. The Company shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; PROVIDED, HOWEVER, that the Company shall not unreasonably withhold, delay or condition its consent. The Company further agrees that it will not, without Purchaser Indemnitee's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not any Purchaser Indemnitee is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of Purchasers and each other Purchaser Indemnitee from all liability arising out of such action, suit, claim or proceeding.

               (d) If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to a Purchaser Indemnitee with respect to any loss, liability, claim, damage or expense referred to therein, then the Company, in lieu of indemnifying such Purchaser Indemnitee hereunder, shall contribute to the amount paid or payable by such Purchaser Indemnitee as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of Purchaser Indemnitee on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Company and of Purchaser Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company or by Purchaser Indemnitee and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

               (e) The rights of each Purchaser under this Section 2.7 shall be in addition to any liability that the Company might otherwise have to the Purchaser, under this Agreement, at common law or otherwise.

     2.8 APPROVAL OF EXPANSION OF OPTION POOL. Except with the written approval of the holders of a majority of the then outstanding shares of Series B Preferred and Series C Preferred held by the Purchasers (voting as a class), the Company shall not increase the number of shares of Common Stock available for issuance to employees, directors and consultants beyond the 2,871,100 shares (appropriately adjusted for any Recapitalizations with respect to such shares) currently reserved under the 1999 Stock Option Plan.

     2.9 EXPENSES OF DIRECTORS. After the date hereof, the Company shall promptly reimburse in full each director of the Company who is not an officer or employee of the Company for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any committee thereof.

     2.10 TERMINATION OF COVENANTS. The obligations of the Company set forth in this Section 2 shall terminate and be of no further force or effect as provided in Section 10.2 below.

                                   SECTION 3.

                            CONFIDENTIAL INFORMATION

     3.1 CONFIDENTIAL BUSINESS INFORMATION. Each of the Purchasers covenants and agrees that it shall maintain the confidentiality of all non-public information related to the business of the Company made available to it and/or any of its representatives by the Company ("CONFIDENTIAL BUSINESS INFORMATION"). Each of the Purchasers further covenants and agrees that it shall not disclose any Confidential Business Information to any person or entity, other than its partners, officers, directors, employees, attorneys, accountants and other agents with a legitimate need for such information (which individuals and entities will in turn agree in writing to be bound by this Section 3.1), except as required by law, without the prior written consent of the Company. Each of the Purchasers agrees that violation of this
Section 3.1 would cause immediate and irreparable damage to the business of the Company, and consent to the entry of immediate and permanent injunctive relief for any violation hereof.

                                   SECTION 4.

                             RIGHT OF FIRST REFUSAL

     4.1  RIGHT OF FIRST REFUSAL ON NEW ISSUANCES.

               (a) RIGHT OF FIRST REFUSAL ON NEW ISSUANCES. Subject to the terms and conditions specified in this Section 4, the Company hereby grants to each of the Major Investors and each of the Series A Purchasers a right of first refusal with respect to future sales by the Company after the date of this Agreement of any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (the "NEW SECURITIES").

               Notwithstanding the foregoing, the term "New Securities" does not include (i) securities offered to the public generally pursuant to a registration statement under the Securities Act, (ii) securities issued for consideration in connection with a bona fide business acquisition of or by the Company approved by the Board of Directors, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (iii) shares of the Company's Common Stock or related options exercisable for such Common Stock issued to employees, officers and directors of, and consultants to, the Company, pursuant to any arrangement approved by the Board of Directors of the Company, (iv) the issuance of securities (other than those described in (iii)) pursuant to the conversion or exercise of convertible or exercisable securities either (A) outstanding on the date of this Agreement or (B) issued after the date of this Agreement (provided, in the case of clause (B), the original convertible or exercisable securities were subject to or exempt from the right of first refusal), (v) securities issued in connection with a Recapitalization of the Company, (vi) shares of currently authorized Series B Preferred and Series C Preferred pursuant to the terms of the Series B Preferred Stock Purchase Agreement and the Series C Preferred Stock Purchase Agreement, respectively, or (vii) securities issued in connection with equipment financing, or for consideration other than cash in connection with sponsored research, collaboration, technology licensing, development agreements or any other strategic partnerships or mergers or acquisitions approved by the Board of Directors.

               (b) NOTICE OF INTENDED DISPOSITION. The Company shall deliver a notice (a "NOTICE") to the Major Investors stating, (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

               (c) EXERCISE OF RIGHT. Within twenty (20) days after giving the Notice, each Major Investor may elect by written notice to purchase or obtain, at the price and on the terms specified in the Notice, the number of shares equal to the product of the New Securities and a fraction, the numerator of which is the number of shares of Common Stock issued and held, or issuable upon conversion of the Series B Preferred and Series C Preferred then held, by such Major Investor, and the denominator of which is the total number of shares of Common Stock of the Company then outstanding, assuming the conversion of convertible securities (including outstanding shares of Preferred Stock, options and warrants).

               (d) NON-EXERCISE OF RIGHT. If the Major Investors do not elect to purchase all of such New Securities, the Company may, during the ninety
(90) day period following the expiration of the period provided in Section 4.1(c) hereof, offer the remaining unsubscribed portion of such New Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance herewith.

               (e) RESTRICTIONS ON TRANSFERABILITY OF RIGHT OF FIRST REFUSAL. The right of first refusal set forth in this Section 4 may not be assigned or transferred, except that such right is assignable by each Major Investor (i) to a transferee or assignee that acquires all of a Major Investor's Registrable Securities, (ii) to a transferee or assignee that acquires at least 200,000 shares of Registrable Securities from a Major Investor (appropriately adjusted for any Recapitalizations with respect to such shares), or (iii) to its subsidiaries, parents, general partners, limited partners, retired partners, members, retired members and affiliates (defined as controlling, controlled by or under common control with), as well as spouses and ancestors, lineal descendants and siblings of such partners or spouses, PROVIDED THAT (a) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being transferred or assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.14.

               (f) TERMINATION OF RIGHT OF FIRST REFUSAL. The obligations of the Company set forth in this Section 4.1 shall terminate and be of no further force or effect as provided in Section 10.2 below.

    4.2 COMPANY RIGHT OF FIRST REFUSAL. Unless otherwise agreed in writing by the Company, no Series A Purchaser or Employee Stockholder shall sell, transfer, pledge, hypothecate or otherwise dispose of any of such Series A Purchaser's or Employee Stockholder's Registrable Securities (which shall include, for purposes of this Section 4.2 only, the Series A Preferred) (a "TRANSFER") and any such Transfer shall be subject to the following:

                  (a) COMPANY RIGHT OF FIRST REFUSAL. Before any Registrable Securities registered in the name of a Series A Purchaser or an Employee Stockholder may be sold or transferred, such Registrable Securities shall first be offered to the Company. Such Series A Purchaser or Employee Stockholder shall deliver a written notice (the "NOTICE") to the Company stating (A) such Series A Purchaser's or Employee Stockholder's bona fide intention to sell or transfer such Registrable Securities (the "PROPOSED TRANSFER"), (B) the number of shares of such Registrable Securities to be sold or transferred (C) the price for which such Series A Purchaser proposes to sell or transfer such Registrable Securities and (D) the name of the proposed purchaser or transferee.

                  (b) EXERCISE PERIOD. Within (5) business days after receipt of the Notice, the Company or its assignees (as set forth in clause (c) below) shall have the right to elect to purchase all (but not less than all) of the shares of Registrable Securities to which the Notice refers, at the price per share specified in the Notice.

                  (c) ASSIGNMENT OF RIGHT. The Company may not assign its rights hereunder to any person or entity without first offering to assign its rights hereunder to each of the holders of the Registrable Securities then outstanding (excluding any Series A Purchaser then proposing to sell or transfer Registrable Securities, as applicable (the "TRANSFERRING HOLDER")) and Employee Stockholders, and any shares of Registrable Securities held by the Transferring Holder and Common Stock held by Mr. Greer that were subject to a vesting agreement shall not be counted in determining the pro rata amount of the other holders of Registrable Securities (the "NONTRANSFERRING HOLDERS")). In the event the Company desires to assign its rights hereunder, it shall deliver a written notice (the "TRANSFER NOTICE") to the Nontransferring Holders stating (A) its intention to assign its rights hereunder, (B) the number of shares of Registrable Securities to be sold or transferred by the Transferring Holder, and
(C) the price for which the Transferring Holder proposes to sell or transfer such Registrable Securities. Within seven (7) days after receipt of the Transfer Notice, each Nontransferring Holder shall have the right to elect to purchase up to its pro rata share of the Registrable Securities proposed to be sold or transferred by the Transferring Holder. If any Nontransferring Holder does not exercise such right in whole, the Company shall advise the other Nontransferring Holders by providing them with written notice within three (3) days after the expiration of the seven (7) day period specified above. Each such Nontransferring Holder shall thereupon be entitled, for a period of three (3) days from the date of such notice, to purchase some or all of the shares of Registrable Securities not otherwise purchased pursuant to this subsection (c); provided, however, that to the extent that more than one such Nontransferring Holder desires to purchase shares of Registrable Securities exceeding that proportion as such Nontransferring Holder's aggregate holding of Registrable Securities then bears to the aggregate holding of Registrable Securities then held by all Nontransferring Holders who exercised their rights under this subsection

(c) ("EXCESS REGISTRABLE SECURITIES"), the amount of such Excess Registrable Securities which each such Nontransferring Holder shall be entitled to purchase shall be reduced pro rata in accordance with that proportion as the number of shares of Registrable Securities of which such Nontransferring Holder is then the holder bears to the total number of shares of Registrable Securities then held by all such Nontransferring Holders desiring to purchase Excess Registrable Securities pursuant to this subsection (c). The right to purchase any remaining shares not so elected to be purchased may be assigned thereafter by the Company to any person or entity.

                  (d) EXERCISE OF RIGHT. In the event the Company and/or its assignee(s) (as set forth in clause (c) above) elect to acquire the Registrable Securities of a Transferring Holder as specified in the Notice, the Secretary of the Company shall so notify the Transferring Holder and settlement thereof shall be made in cash within five (5) business days after the Company receives the Notice; provided that if the terms of payment set forth in the Notice were other than cash against delivery, the Company and/or its assignee(s) (as set forth in clause (c) above) shall pay the fair market value of such Registrable Securities as determined by the Board, which determination shall be subject to approval by the Company and a majority of the holders of the Registrable Securities, and if such determination cannot be agreed upon, then the parties shall submit the matter to final, binding arbitration.

                  (e) NON-EXERCISE OF RIGHT. If all of the Registrable Securities to which the Notice refers are not elected to be purchased as provided in Section 4.2(b), then the Transferring Holder may sell the Registrable Securities to any person named in the Notice (or any other person) at the price specified in the Notice or at a higher price, provided that such sale or transfer is consummated within ninety (90) days after the date of the Notice to the Company, and provided further, that any such sale is in accordance with all terms and conditions hereof. All Registrable Securities so sold shall continue to be subject to the provisions of this Section 4.2 in the same manner as before the transfer, and any transferee of such Registrable Securities shall execute such written agreement evidencing the same as the Company shall reasonably request.

                  (f) LIMITATION OF RIGHT. The provisions of Section 4.2 shall not apply to (i) a transfer not involving a change in beneficial ownership, (ii) transactions involving the distribution without consideration of Restricted Securities by the Holder to any of its partners, members or retired partners or members, or to the estate of any of its partners, members or retired partners or members, or family member or trust for the benefit of such holder, (iii) any transfer by any Holder to (A) any individual or entity controlled by, controlling, or under common control with, such Holder or (B) any individual or entity with respect to which such Holder (or any person controlled by, controlling, or under common control with, such Holder) has the power to direct investment decisions.

                  (g) WAIVER. The provisions of this Section 4.2 may be waived by the Company with respect to any transfer, upon duly authorized action of its Board.

                  (h) TERMINATION OF RIGHT OF FIRST REFUSAL. The obligations of the Company set forth in this Section 4.2 shall terminate and be of no further force or effect as provided in Section 10.2 below.

                                   SECTION 5.

                 RIGHT OF FIRST REFUSAL REGARDING FOUNDER STOCK

    5.1 GRANT OF RIGHT OF FIRST REFUSAL. Subject to Section 7 below, the Company and, to the extent such right is waived by the Company, the Purchasers are hereby each granted a right of first refusal with respect to any proposed disposition of Stock (as such term is defined below) by a Founder (or any permitted transferee of the Stock under Section 7 hereof, hereafter collectively included in all references to "Founder"). The Company shall have the first right to purchase any Stock proposed to be transferred to a third party by a Founder. To the extent the Company elects not to exercise its first refusal rights with respect to all or any portion of such proposed transfer, such rights shall pass to the Purchasers as described below. The term "Stock" as used in this Agreement with respect to the Purchasers or Founder shall mean shares of capital stock of the Company now owned or hereafter acquired by such Purchasers or Founder together with any additional shares of capital stock or securities convertible or exchangeable for such shares (but excluding Series A Preferred).

    5.2 NOTICE OF INTENDED DISPOSITION. In the event a Founder desires to accept a bona fide third-party offer for the transfer of any or all of the Stock (such Founder to be hereafter called the "Selling Founder" and the shares subject to such offer to be hereafter called the "Target Shares"), such Selling Founder shall promptly deliver to the Company and the Purchasers written notice of the intended disposition (a "Disposition Notice") and the basic terms and conditions thereof, including the identity of the proposed purchaser.

    5.3 EXERCISE OF RIGHT BY COMPANY. The Company shall, for a period of fifteen (15) business days following receipt of a Disposition Notice, have the right to repurchase the Target Shares upon the same terms and conditions specified in the Disposition Notice, subject to the following conditions. Such right shall be exercisable by written notice (the "Exercise Notice") delivered to the Selling Founder and the Purchasers prior to the expiration of the fifteen
(15) business day exercise period setting forth the number of Target Shares the Company elects to repurchase. If such right is exercised, then the Company shall effect the repurchase of the number of Target Shares selected for repurchase, including payment of the purchase price, in cash or marketable securities only, not more than ten (10) business days after the delivery of the Exercise Notice. At such time, the Selling Founder shall deliver to the Company the certificates representing the Target Shares to be repurchased, each certificate to be properly endorsed for transfer. If the Company elects to repurchase less than all of the Target Shares specified in the Disposition Notice, the right to repurchase shall pass to the Purchasers but shall be contingent upon the Purchasers' election to repurchase the remaining balance of the Target Shares, as described in Section 5.5 below.

    5.4 NON-EXERCISE OF COMPANY'S RIGHT. In the event the Company does not deliver an Exercise Notice to the Selling Founder within fifteen (15) business days following the date of the Company's receipt of the Disposition Notice, the Company shall be deemed to have waived its right of first refusal pursuant to
Section 5.1.

    5.5 EXERCISE OF RIGHT BY THE PURCHASERS. Subject to the rights of the Company, the Purchasers shall, for a period of thirty (30) business days from receipt of the Disposition Notice, have the right to purchase the remaining balance of the Target Shares after the Company's repurchase upon the terms and conditions specified in the Disposition Notice. The Purchasers shall exercise this right of first refusal by delivery of an Exercise Notice in the same manner and subject to the same rights and conditions as the Company, as more specifically set forth in Section 5.3 above. To the extent that the Target Shares need to be allocated among the Purchasers, they shall be allocated in proportion to the holdings of Common Stock (assuming the conversion of all outstanding shares of Series B Preferred) of each Purchaser that desires to exercise the right of first refusal.

    5.6 NON-EXERCISE OF RIGHT. Subject to the Purchasers' co-sale rights described in Section 6 below, in an event an Exercise Notice with respect to any portion of the Target Shares is not given to the Selling Founder within thirty
(30) business days following the date of the Company's and the Purchasers' receipt of the Disposition Notice, the Selling Founder shall have a period of ninety (90) business days thereafter in which to sell the Target Shares to the third-party transferee upon terms and conditions (including the purchase price) no more favorable than those specified in the Disposition Notice. The third-party transferee shall acquire the Target Shares free and clear of subsequent rights of first refusal under this Section 5. In the event the Selling Founder does not notify the Company or the Purchasers pursuant to
Section 5.2 or consummate the sale or disposition of the Target Shares within the ninety (90) business day period, then the Selling Founder may not transfer the Target Shares without again complying with all of the provisions of this
Section 5.

    5.7 TERMINATION OF RIGHT OF FIRST REFUSAL. The obligations of the Founder set forth in this Section 5 shall terminate and be of no further force or effect as provided in Section 10.2 below.

                                   SECTION 6.

                     CO-SALE RIGHTS IN SALES BY THE FOUNDER

    6.1 GRANT OF CO-SALE RIGHTS. Subject to Section 7 below, if a Founder proposes to enter into a transaction regarding the disposition of Stock held by such Founder, and the right of first refusal described in Section 5 has lapsed, the Purchasers shall have the right, exercisable upon written notice to the Founder within fifteen (15) business days after receipt of such Founder's Disposition Notice, to participate in such sale of the shares subject to such offer on the same terms and conditions as those set forth in the Disposition Notice. The right of participation of the Purchasers shall be subject to the terms and conditions set forth in this section.

                  (a) Each Purchaser may sell in the proposed sale described in the Founder's Disposition Notice a number of shares of Stock (as defined in Section 5.1) equal to the product obtained by multiplying (i) the aggregate number of shares of Stock described in the Disposition Notice by (ii) a fraction, the numerator of which is the number of shares of Stock at the time owned by such Purchaser and the denominator of which is the combined number of shares of Stock of the Company at the time owned by the Selling Founder and the Purchasers. To the extent the Purchasers exercise such right of participation, the number of shares subject to such offer that the Founder may sell in the transaction shall be correspondingly reduced.

                  (b) Each Purchaser may effect its participation in the sale by delivering to the Founder a written notice described in this Section 6.1 specifying the number of shares of Stock that it elects to and is entitled to sell pursuant to this Section 6.1 (the "CO-SALE SHARES") along with one or more certificates, properly endorsed for transfer, which represent the Co-Sale Shares or that number of shares of Series B Preferred or Series C Preferred that is at such time convertible into the Co-Sale Shares; PROVIDED, HOWEVER, that if the offeror described in the Disposition Notice objects to the delivery of Series B Preferred or Series C Preferred in lieu of Common Stock, such Purchaser may convert the Series B Preferred or Series C Preferred and deliver Common Stock. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Purchaser exercising its rights of co-sale hereunder, such Founder shall not sell to such prospective purchaser or purchasers any Stock unless and until, simultaneously with such sale, such Founder shall purchase such shares or other securities from such Purchaser on the same terms and conditions specified in the Disposition Notice.

    6.2 PAYMENT OF PROCEEDS. The stock certificates that the Purchasers deliver to the Founder pursuant to Section 6.1 shall be transferred by the Selling Founder to the offeror described in the Disposition Notice in consummation of the sale of the Stock pursuant to the terms and conditions specified in the Disposition Notice, and the Selling Founder shall promptly thereafter remit to the Purchasers that portion of the sale proceeds to which the Purchasers are entitled by reason of their participation in such sale.

    6.3 NON-EXERCISE. The exercise or non-exercise of the rights of the Purchasers hereunder to participate in one or more sales of Stock made by a Selling Founder shall not adversely affect their right to participate in subsequent Stock sales by such Selling Founder or any other Founder.

    6.4  PROHIBITED TRANSFERS.

                  (a) In the event that a Founder should transfer any Stock in contravention of the co-sale right of the Purchasers under this Agreement (a "PROHIBITED TRANSFER"), each Purchaser, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Founder shall be bound by the applicable provisions of such option.

                  (b) In the event of a Prohibited Transfer, each Purchaser shall have the right to sell to such Founder the type and number of shares of Stock equal to the number of shares of Stock each

Purchaser would have been entitled to transfer to the purchaser under Section
6.1 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following term and conditions:

                             (1)  The price per share at which the Stock is to
be sold to the Founder shall be equal to the price per share paid by the purchaser to such Founder in such Prohibited Transfer. The Founder shall also reimburse each Purchaser for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Purchaser's rights under this Section 6.

                             (2)  Within ninety (90) days after the date on
which a Purchaser received notice of the Prohibited Transfer or otherwise become aware of the Prohibited Transfer, such Purchaser shall, if exercising the option created hereby, deliver to the Founder the certificate or certificates representing Stock to be sold, each certificate to be properly endorsed for transfer.

                             (3) Such Founder shall, upon receipt of the
certificate or certificates for the Stock to be sold by an Purchaser, pursuant to this Section 6.4(b), pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 6.4(b)(1), in cash or by any other means acceptable to the Purchaser.

                             (4) Notwithstanding the foregoing, any attempt by
a Founder to transfer Stock in violation of this Section 6 hereof shall be voidable at the option of a majority in interest of the Purchasers if a majority in interest of the Purchasers do not elect to exercise the put option set forth in this Section 6.4(b), and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such Stock without the written consent of a majority in interest of the Purchasers.

    6.5 TERMINATION OF CO-SALE RIGHT. The obligations of the Founder set forth in this Section 6 shall terminate and be of no further force or effect as provided in Section 10.2 below.

                                   SECTION 7.

                                EXEMPT TRANSFERS

    7.1 PERMITTED TRANSACTIONS. Notwithstanding the foregoing, the first refusal rights of the Company and the Purchasers provided by Section 5, and the co-sale right of the Purchasers provided by Section 6 shall not apply to any transfer (i) from a Founder to the Founder's spouse or lineal descendants, (ii) to any trust for estate planning purposes, (iii) effected pursuant to a Founder's will or the laws of intestate succession following such Founder's death, or (iv) to the extent the transfer occurs on or prior to September 1, 2000 and involves no more 870,000 shares of Stock, from a Founder to the Series B and Series C Major Investors, provided such Shares are offered to each Series B and Series C Major Investor on a pro rata basis (based on the shares held by all Series B and Series C Major Investors) or a Founder's "immediate family" as that term is defined in IM-2110-1 under the NASD conduct rules; provided that the transferee shall furnish the Purchasers and the Company with a written agreement to be bound by and comply with all provisions of this Agreement. Such transferred Stock shall remain "Stock" hereunder, and such transferee shall be treated as a "Founder" for the purposes of this Agreement.

                                   SECTION 8.

                              BOARD REPRESENTATION

    8.1 VOTING OF SHARES. At each election of directors, the Purchasers and the Founder (and their permitted transferees) shall vote all of their respective capital stock so as to elect: (a) three representatives of the Series B Purchasers, who shall be appointed as follows: (i) one representative of InterWest Partners VII, L.P. so long as it (together with its affiliates) holds any shares of Series B Preferred Stock, which individual shall initially be Steve Bowsher; (ii) one representative of TL Ventures, so long as it (together with its affiliates) holds any shares of Series B Preferred, which individual shall initially be Mark DeNino; and (iii) one representative of CEA Capital so long as it (together with its affiliates) holds any shares of Series B Preferred, which individual shall initially be Jim Collis; (b) one representative of the Series C Purchasers, who shall be appointed by Diamond Technology Partners Inc. so long as it (together with its affiliates) holds any shares of Series C Preferred, and which individual shall be acceptable to the Chief Executive Officer of the Company (the "SERIES C NOMINEE") and such individual shall initially be Melvyn E. Bergstein; and (c) three representatives to be appointed by Alan K. Warms (or in the event of death or incapacitation, the holders of a majority of the outstanding Common Stock). Any vote taken to remove any director elected pursuant to this Section 8.1(a), or to fill any vacancy created by the resignation or death of a director elected pursuant to this Section 8.1(a), shall also be subject to the provisions of this Section 8.1(a). The Purchasers and the Founder will take best efforts to elect the Series C Nominee within forty-five (45) days of the date hereof.

    8.2 TERMINATION OF BOARD REPRESENTATION. The obligations of the Purchasers and Founder set forth in this Section 8 shall terminate and be of no further force or effect as provided in Section 10.2 below.

                                   SECTION 9.

                               LEGEND REQUIREMENT

    9.1 LEGEND. Each certificate representing the Stock owned by the Purchasers and Founder shall be endorsed with the following legend:

         "THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED STOCKHOLDER RIGHTS AGREEMENT, DATED MARCH 28, 2000, BY AND AMONG THE COMPANY, THE PURCHASERS OF THE

         PREFERRED STOCK OF THE COMPANY AND CERTAIN HOLDERS OF THE COMPANY'S COMMON STOCK. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

    9.2 REMOVAL. The Section 9.1 legend shall be removed upon termination of this Agreement in accordance with the provisions of Section 10.2.

                                   SECTION 10.

                                 MISCELLANEOUS

    10.1 GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of Delaware.

    10.2 TERMINATION. The rights of the Company and the Stockholders under Sections 2, 3, 4, 5 and 6 of this Agreement and the correlative obligations of the Stockholders with respect to the Company and the Founder with respect to the Company and the Stockholders shall terminate upon the earlier of (i) such time as the Stockholders no longer own any shares of capital stock of the Company,
(ii) the closing of the Company's IPO, (iii) the effective date of a reorganization, merger or consolidation which results in the Company's stockholders immediately prior to such transaction not holding at least 50% of the voting power of the surviving or continuing entity or its immediate parent, or (iv) a sale, transfer or disposition of all or substantially all of the assets of the Company.

    10.3 SURVIVAL. The covenants and agreements made herein shall survive any investigation made by the Purchasers and the closing of the transactions contemplated hereby.

    10.4 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

    10.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement, Series B Preferred Stock Purchase Agreement, the Series C Preferred Stock Purchase Agreement, the Amended Employment Agreement and the agreements referenced therein, including the exhibits thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersede any prior agreements or understandings, written or oral, regarding the subject matter hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

    10.6 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (i) if to a Stockholder, at such Stockholder's address, as shown on the stock records of the Company, or at such other address as such Stockholder shall have furnished to the Company in writing, (ii) if to any other holder of Series B or C Preferred, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Series B or C Preferred who has so furnished an address to the Company, or (iii) if to the Company, one copy should be sent to its address set forth on the cover page of this Agreement and addressed to the attention of the President, or at such other address as the Company shall have furnished to the Stockholders. Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

    10.7 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such nondefaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

    10.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

    10.9 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; PROVIDED THAT no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

    10.10 AGGREGATION. All shares of Registrable Securities or Series B Preferred or Series C Preferred Stock, as the case may be, held or acquired by affiliated entities or persons shall be aggregated together for purpose of determining the availability of any rights under this Agreement.

    10.11 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

    The foregoing agreement is hereby executed as of the date first above written.

                                       "COMPANY"

                                       PARTICIPATE.COM, INC.
                                       a Delaware Corporation



                                       ---------------------------------------
                                       Alan K. Warms, President



                                       "PURCHASERS"


                                       DIAMOND TECHNOLOGY PARTNERS
                                       INCORPORATED


                                       By:
                                          ------------------------------------
                                       Print Name:  BARRY UPHOFF
                                                    --------------------------
                                       Title:  VICE PRESIDENT/OFFICER
                                               -------------------------------


                                       DTP INVESTMENTS, LLC


                                       By:
                                          ------------------------------------
                                       Print Name:  BARRY UPHOFF
                                                    --------------------------
                                       Title:  VICE PRESIDENT, SECRETARY &
                                               TREASURER
                                               -------------------------------

                   (SIGNATURE PAGE TO STOCKHOLDER RIGHTS AGREEMENT)

                                       CONTINUATION SIGNATURE PAGE RIGHTS
                                       AGREEMENT



                                       "FOUNDER"



                                       ---------------------------------------
                                       Alan K. Warms



                   (SIGNATURE PAGE TO STOCKHOLDER RIGHTS AGREEMENT)

    The foregoing agreement is hereby executed as of the date first above written.



                                       "PURCHASERS"


                                       BREAKAWAY CAPITAL LLC


                                       By:
                                          ------------------------------------
                                       Print Name:  BABAK FARZAMI
                                                    --------------------------
                                       Title:  VICE PRESIDENT
                                               -------------------------------


                                       BREAKAWAY CAPITAL FRIENDS LLC


                                       By:
                                          ------------------------------------
                                       Print Name:  BABAK FARZAMI
                                                    --------------------------
                                       Title:  VICE PRESIDENT
                                               -------------------------------

                   (SIGNATURE PAGE TO STOCKHOLDER RIGHTS AGREEMENT)

    The foregoing agreement is hereby executed as of the date first above written.



                                       "PURCHASERS"


                                       INTERWEST PARTNERS VII, LP


                                       By:
                                          ------------------------------------
                                       Print Name:  STEPHEN BOWSHER
                                                    --------------------------
                                       Title:  VENTURE PARTNERS
                                               -------------------------------


                                       INTERWEST INVESTORS VII, LP


                                       By:
                                          ------------------------------------
                                       Print Name:  STEPHEN BOWSHER
                                                    --------------------------
                                       Title:  VENTURE PARTNERS
                                               -------------------------------

                   (SIGNATURE PAGE TO STOCKHOLDER RIGHTS AGREEMENT)

    The foregoing agreement is hereby executed as of the date first above written.



                                       "PURCHASERS"


                                       TL VENTURES IV LP


                                       By:
                                          ------------------------------------
                                       Print Name:  MARK J. DENIRO
                                                    --------------------------
                                       Title:  MANAGING DIRECTOR
                                               -------------------------------


                                       TL VENTURES IV INTERFUND LP


                                       By:
                                          ------------------------------------
                                       Print Name:  MARK J. DENIRO
                                                    --------------------------
                                       Title:  MANAGING DIRECTOR
                                               -------------------------------

                   (SIGNATURE PAGE TO STOCKHOLDER RIGHTS AGREEMENT)